Exhibit 99.1
For Release: Wednesday, Jan. 13, 2016, 8 a.m. EST

GM Increases Earnings Outlook for 2016; Announces Increased Returns to Shareholders

•	2016 EPS-adjusted outlook increased to between $5.25 and $5.75

•	Share repurchase program now totals up to $9.0 billion

•	Six percent increase in quarterly dividend to $0.38 per share

DETROIT - General Motors Co. (NYSE: GM) today announced an increase to its 2016 earnings per share adjusted outlook to between $5.25 and $5.75, up from the prior outlook of $5.00 to $5.50 provided on Oct. 1, 2015. The company also expects improved EBIT-adjusted, EBIT-adjusted margin and automotive adjusted free cash flow.

Based on this outlook, the GM Board of Directors authorized an increase to the company’s existing common stock repurchase program, bringing the total to $9 billion - an increase of $4 billion - while extending the program through 2017. The Board also authorized an increase in the regular quarterly common stock dividend of 6 percent, to $0.38 per share, beginning in the first quarter of 2016.

Chairman and CEO Mary Barra, President Dan Ammann, and Executive Vice President and CFO Chuck Stevens shared this outlook with the investment community attending the Deutsche Bank 2016 Global Auto Industry Conference in Detroit.

“We made significant progress executing our strategic plan and the results are being demonstrated through our improved earnings,” Barra said. “Moving forward, we will continue to keep the customer at the center of everything we do. We are making the right investments and taking the actions necessary to lead in the transformation of personal mobility, and positioning the company to continue to drive shareholder value.”

The company’s 2016 outlook is based on a strong product launch cadence, growth in adjacent businesses, continued emphasis on driving core efficiencies across the enterprise, and expected modest global industry growth.

The company said continued execution of its plan should keep GM on track to achieve 9- to 10-percent EBIT-adjusted margin by early next decade. The strategic plan calls for sustained growth in the company’s core business and includes several major initiatives:

•	Lead in product and technology.

•	Growing the Chevrolet and Cadillac brands globally.

•	Continue driving growth in China.

•	Continue growing GM Financial.

•	Delivering core operating efficiencies.

Among key accomplishments for 2015, the company noted the following:

•	On-track to deliver double-digit growth in EBIT-adjusted and EPS-adjusted in calendar year 2015.

•	Achieved its targeted 10-percent EBIT-adjusted margin in North America - one year ahead of plan.

•	Since announcing the initial share repurchase program in March 2015, the company repurchased 70 percent of the authorized program through the end of 2015, or $3.5 billion.

•	All-new Chevrolet Camaro and Colorado earned Motor Trend car and truck of the year awards.

•
GM Financial continued to grow as GM’s captive finance unit by tripling its penetration of GM’s U.S. retail sales to approximately 30 percent in calendar year 2015, up from 10 percent in calendar year 2014.

•	Increased Opel/Vauxhall market share for the third straight year in Europe.

•
Launched key car-sharing program in the U.S. with “Let’s Drive NYC” and in Europe with Opel’s “CarUnity”, and announced an autonomous car-sharing program on the Warren Technical Center campus with Chevrolet Volts.

•	On Jan. 4, 2016, announced a long-term strategic alliance with Lyft.

GM also outlined several actions designed to improve the company’s capital efficiency, resulting in a significant reduction in longer-term capital expenditures. GM continues to expect capital expenditures of 5- to 5.5-percent of revenues in the near-term.

“Our commitment to improve our performance in 2016 will build on our strong operating results of the past two years, and support improved shareholder returns,” Stevens said.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Tom Henderson
GM Finance Communications
313-410-2704
tom.e.henderson@gm.com

Forward-Looking Statements
In this press release, the presentations referenced herein, and in related comments by management, our use of the words “plans,” “anticipated,” “goals,” “expect,” “anticipate,” “possible,” “target,” “believe,” “commit,” “intend” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “on track,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our various recalls and risks, consequences and costs associated with failure to comply with the deferred prosecution agreement; our ability to remain competitive and our ability to continue to attract new customers, particularly for our new products. GM’s most recent reports on Form 10-K and Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the Securities and Exchange Commission.